SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2004

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-23876	43-1531401
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 North Michigan Avenue Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

(312) 346-6600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Definitive Material Agreement.

The disclosure set forth below under “Item 2.03. Creation of a Direct Financial Obligation” is hereby incorporated by reference into this Item 1.01.

Item 2.03.                                          Creation of a Direct Financial Obligation.

In connection with the corporate reorganization described below under “Item 8.01. Other Events,” on November 1, 2004, Smurfit-Stone Container Corporation (the “Company”), as guarantor, and Smurfit-Stone Container Enterprises, Inc. (“SSCE”) and Smurfit-Stone Container Canada Inc. (“SSC Canada”), as borrowers, entered into a new credit agreement with JPMorgan Chase Bank, as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent, Deutsche Bank Trust Company Americas, as Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender and Revolving Facility Facing Agent, Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, and the other financial institutions named therein, as lenders (the “Credit Agreement”).

The Credit Agreement, which refinances and replaces the Company’s existing credit agreements in their entirety, provides for (1) a revolving credit facility of $600 million to SSCE that includes sub-limits for the issuance of letters of credit and swingline loans and (2) a revolving credit facility of $200 million to SSCE and SSC Canada that includes a sub-limit for the issuance of letters of credit.  Each of these revolving credit facilities terminates on November 1, 2009.  The Credit Agreement also provides for a tranche B term loan to SSCE in the aggregate principal amount of $975 million and a tranche C term loan to SSC Canada in the aggregate principal amount of $300 million.  The term loans are payable in quarterly installments beginning on April 1, 2005 and ending on November 1, 2011.  In addition, the Credit Agreement provides for a deposit funded letter of credit facility to SSCE of approximately $122 million that terminates on November 1, 2010.

The Credit Agreement is secured by liens on substantially all of the Company’s assets and properties, as well as the assets, properties and capital stock of the Company’s material subsidiaries.  The Credit Agreement contains customary representations and warranties and affirmative and negative covenants including, among others, covenants relating to financial and compliance reporting, capital expenditures, restricted payments, maintenance of certain financial ratios, incurrence of liens, sale or disposition of assets and incurrence of other debt.

A default under the Credit Agreement would permit the participating banks to restrict the ability of the Company and its subsidiaries to further access the credit facilities for loans, require the immediate repayment of any outstanding loans with interest and require the cash collateralization of outstanding letter of credit obligations.

Item 8.01.                                          Other Events.

On November 1, 2004, the Company issued a press release to announce that it had completed the merger of its two principal operating subsidiaries, Stone Container Corporation and Jefferson Smurfit Corporation (U.S.). Stone Container Corporation, as the surviving corporation in the merger, will be the Company’s principal operating company and has been renamed “Smurfit-Stone Container Enterprises, Inc.”  In connection with the merger, the Company refinanced its existing credit facilities by entering into a new credit agreement that provides up to $2.197 billion of new term loans and revolving credit facilities.  A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01                                             Financial Statements and Exhibits.

(a)                                  None.

(b)                                 None.

(c)                                  Exhibits:

10.1                           Credit Agreement, dated November 1, 2004, by and among Smurfit-Stone Container Corporation, as guarantor, Smurfit-Stone Container Enterprises, Inc. and Smurfit-Stone Container Canada Inc., as borrowers, JPMorgan Chase Bank, as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent, Deutsche Bank Trust Company Americas, as Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender and Revolving Facility Facing Agent, Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, and the other financial institutions party thereto, as lenders.

99.1                           Press Release, dated November 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMURFIT-STONE CONTAINER CORPORATION

Dated: November 2, 2004	By:	/s/ Craig A. Hunt
	Name:	Craig A. Hunt
	Title:	Vice President, Secretary and General Counsel

Exhibit Index

Exhibit No.	Description

10.1

Credit Agreement, dated November 1, 2004, by and among Smurfit-Stone Container Corporation, as guarantor, Smurfit-Stone Container Enterprises, Inc. and Smurfit-Stone Container Canada Inc., as borrowers, JPMorgan Chase Bank, as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent, Deutsche Bank Trust Company Americas, as Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender and Revolving Facility Facing Agent, Deutsche Bank AG, as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent, and the other financial institutions party thereto, as lenders.

99.1	Press Release, dated November 1, 2004.